OurPet's Company Fact Sheet

OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas.

2011 Second Quarter Highlights

•	Record quarterly net revenue up 16%
•	SmartScoop® re-launched plus Cosmic Pet and Go! Cat Go!™ lines launched
•	Net income per share $0.02 vs. $0.01 last year

Market

Approximately 71.4 million U.S. households own a pet, with an estimated pet population of 77.5 million dogs, 93.6 million cats and 15.9 million birds.

Source: 2009-2010 AAPMA Pet Owners Survey

Industry Profile

•	Sales increased 6.2% to $48.4 billion in 2010.
•	Approximately 62% of American homes have at least 1 pet
•	About 40% of cats and dogs are seniors and/or obese
•	Trend toward humanization

Acquisition

July 29,2010
We entered into an Asset Purchase Agreement with Cosmic Pet Products, Inc. which significantly expanded our penetration in the cat products category. Cosmic designs, manufactures and distributes pet supply products for cats, including catnip toys, containers of catnip, cat scratchers, cat treats and cat toys. This acquisition offers significant product and distribution synergies.

Product Portfolio

We focus on the development and marketing of innovative, high quality products which currently total approximately 500, for dogs, cats, domestic and wild birds.

Patents and Trademarks

Most of our products are proprietary. We have been granted or assigned 62 United States and international patents for dog and cat feeders. Additionally, we have 58 United States and international patents pending for cat and dog toys, dog feeders and natural and nutritional pet supplements and treats.

Recent Product Launches

SmartScoop® automatic self cleaning litter box was re-launched in May 2011 and is gaining sales momentum highlighted by a marketing campaign that includes "Stanley the Cat" and "Odor Independence Day" themes (www.smartscoop.com). During July 2011 we also successfully launched our new Cosmic Pet and Go! Cat Go!® lines which consist of approximately 150 new SKUs. Based on initial customer response we are very optimistic that these innovatively designed and smartly packaged products will continue to be well received. Sales of SmartScoop and Cosmic Pet products are expected to provide greater contributions to net revenue and profits during the second half of 2011.

Marketing

We currently market products to more than 400 active accounts. They are serviced with a combination of direct sales personnel and independent brokers.

Products are marketed to multiple sales channels under their brand names to customers, both domestic and foreign.

Market	OTC BB
Ticker symbol	OPCO
Share price (8-15-11)	$0.65
P/E Ratio (LTM)	13.0
Market capitalization	$15.8
Price/Book	2.8	x
Price/Sales (LTM)	0.8	x

Dollars in millions, except share price.

Net Revenue

$millions

Net Income (loss)

$millions

(1)Twelve months ended June 30, 2011

OURPET'S COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,
	2011	2010	% Change
Net revenue	$5,179,580	$4,477,863	+16%
Gross profit on sales	1,584,231	1,367,209	+16%
Income from operations	540,155	415,168	+30%
Income before income taxes	503,716	387,141	+30%
Income tax expense	181,587	94,230	+93%
Net income	$322,129	$292,911	+10%
Basic and Diluted Earnings Per Common Share After Dividend Requirements For Preferred Stock:
Net Income	$0.02	$0.01
Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	19,119,911	19,054,107

Business Growth Model

Innovation
The company's strategy involves a simultaneous focus on evolutionary brand expansion and enhancement with revolutionary trend setting technologies and products. These efforts may also involve strategic partners.

World Class Supply Chain Operations
Particularly during the past year, OurPet's has been investing in automation and scaling its business capabilities to adapt to the accelerating growth trend in net revenue. These efforts include a new enterprise resource planning (ERP) and experienced professionals in supply chain management and international logistics.

Innovative/ Aggressive Marketing
Growing brands and product lines of OurPet's Company are leading to strong growth in multiple sales channels and a larger customer base. Strategic customer relationships are becoming increasingly important and valued.

Strategic Acquisitions
The purchase of Cosmic Pet significantly expanded the company's product offering of cat toys and products, complementing its strong position in dog toys and products. Future acquisitions may include companies that can provide specific marketing or technical advantages to further strengthen OurPet's Company.

Financial Goals

♦	Annual net revenue growth of 20-25%

♦	Net income before taxes between 10%-12% of annual net revenue

Sales Channels

Pet Specialty
♦	Petco
♦	Petsmart
♦	Pet Supplies Plus

Grocery
♦	H-E-B
♦	Kroger
♦	Publix

Mass
♦	Kmart
♦	Meijer
♦	Walmart

Wholesale Club
♦	BJ's
♦	Costco
♦	Sam's Club

E-commerce, Catalog, Television
♦	1-800-PetMeds
♦	Amazon.com
♦	Home Shopping Network
♦	Overstock.com
♦	QVC

FOR ADDITIONAL INFORMATION, PLEASE VISIT www.ourpets.com